Exhibit 10.33

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this "Amendment") is made effective as of September 23, 2019 (the "Effective Date"), by and between WILSON BUNKER HILL, LLC, a Delaware limited liability company ("Lessor"), and INPHI CORPORATION, a Delaware corporation ("Lessee").

RECITALS

A.     Lessor (as successor-in-interest to Bayland Corporation, a California corporation) and Lessee are parties to that certain lease entitled "Standard Office Lease - Gross" dated September 20, 2012 (the "Original Lease"), as amended by that certain First Amendment to Lease ("First Amendment") dated as of May 28, 2014 and as further amended by that certain Second Amendment to Lease ("Second Amendment") dated as of January 13, 2017 (as amended, the "Lease"), pursuant to which Lessee leases from Lessor the premises situated in Suites 208, 210, 300 and 400 in the building located at 2953 Bunker Hill, Santa Clara, California (the "Building"), consisting of approximately 68,950 rentable square feet as more particularly described in the Lease.

B.     As of October 31, 2019 (the "Give Back Date"), Lessee desires to downsize the Premises by surrendering to Lessor approximately 6,650 rentable square feet of the Premises (commonly known as Suite 210 and as defined under the Second Amendment as the Suite 210 Expansion Premises, which shall be referred to herein as the "Give Back Space").

C.     Lessor and Lessee desire to amend the Lease to reduce the size of the rentable area of the Existing Premises and to modify and acknowledge other provisions of the Lease, all as more particularly set forth herein and subject to the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree that the Lease is amended as follows:

1.     DEFINED TERMS. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease. From and after the date hereof, unless the context otherwise clearly requires, the use of the term "Lease" herein shall mean the Lease, as amended by this Amendment.

2.     SURRENDER OF THE GIVE BACK SPACE; PREMISES; ACCESS.

a.     Surrender of the Give Back Space. On the Give Back Date, Lessee shall surrender to Lessor possession and all rights to the Give Back Space. The Give Back Space shall be surrendered to Lessor in broom-clean condition, free of all of Lessee's personal property, and otherwise in the condition required under the terms of Section 7.2(b) (Lessee's Obligations) of the Original Lease and Section 11 of the Second Amendment, including restoration of the Give Back Space to restore any room(s) removed (collectively, the "Surrender Obligations").

b.     Premises. The parties agree that after the Give Back Space is returned to Lessor as set forth herein, the measurement of the downsized Premises shall be approximately 62,300 rentable square feet, consisting of the Suite 208 Expansion Premises and the Existing Premises (the "Reduced Premises"), and, thereafter, all references to "Premises" in the Lease and in this Amendment shall be references to the Reduced Premises.

c.     Lessor's Right of Access. Lessee shall pennit Lessor and its employees and agents, upon request of no less than one (1) business day, to conduct property tours and enter the Premises at reasonable times during normal business hours, to show the Premises to any prospective tenants. Lessee may, at its sole option, require that its representative be present during any such property tours.

3.     TERM OF THE LEASE. Tenant acknowledges that, pursuant to Section 2 of the Second Amendment, the tenn of the Lease (i) with respect to the Existing Premises, consisting of Suites 300 and 400, expired on September 17, 2019, and (ii) with respect to the Suite 208 Expansion Premises, in Suite 208, shall expire on December 31, 2019. Any holding over by Lessee after the expiration of the term shall be a tenancy from month to month and, in accordance with the provisions of Section 26 to the Original Lease, rent payable shall be calculated at one hundred fifty percent (150%) of the rent payable for the month immediately preceding the termination date of the Lease.

4.     BASE RENT.

(a)     Effective as of September 17, 2019, in addition to all other charges payable pursuant to the Lease, Lessee shall pay the following installments of monthly Base Rent for the Premises, in accordance with the terms of Sections 4 and 26 of the Original Lease:

Term	Monthly Base Rent
September 17, 2019 - Give Back Date	$274,029.85

(b)     As of November 1, 2019 (provided that the Give Back Space has been surrendered to Lessor in accordance with Section 2 above), in addition to all other charges payable pursuant to the Lease, Lessee shall pay the following installments of monthly Base Rent for the Premises, in accordance with the tenns of Sections 4 and 26 of the Original Lease:

Term	Monthly Base Rent
Give Back Date - December 31, 2019*	$249,291.85
*Such monthly Base Rent amount shall be modified at such time as Lessee surrenders Suites 300 and/or 400 in accordance with the Surrender Obligations.

(c)     In the event Tenant has not surrendered possession of the Suite 208 Expansion Premises and the Existing Premises (located in Suites 300, 400 or 208) to Landlord in accordance with the Surrender Obligations on or prior to December 31, 2019, in addition to all other charges payable pursuant to the Lease, Lessee shall pay the following installments of monthly Base Rent for the Premises, in accordance with the terms of Sections 4 and 26 of the Original Lease:

Term	Monthly Base Rent
On a month to month basis effective January 1, 2020*	$257,449.81
*Such monthly Base Rent amount shall be modified at such time as Lessee surrenders Suites 208, 300 and/or 400 in accordance with the Surrender Obligations.

5.    CONDITION OF THE PREMISES. Lessor shall have no obligation to construct leasehold improvements for Lessee or to repair or refurbish any portion of the Premises. Neither Lessor nor its agents or representatives have made any representations or promises with respect to the Building, the Office Building Project or the Premises, except as specifically set forth in the Lease or this Amendment, and Lessee confirms that Lessee has accepted the same "AS IS", and that the Premises are suited for Lessee's use and is in good and satisfactory condition.

6.     PARKING. As of the Give Back Date, Section 2.2 in the Original Lease, as amended in Section 10 of the First Amendment and as further amended in Section 9 of the Second Amendment, is hereby deleted in its entirety and shall be replaced with the following:

"Vehicle Parking: Subject to the rules and regulations attached hereto, and as established by Lessor from time to time, Lessee shall be entitled to rent and use 249 unreserved parking spaces in the Office Building Project."

Lessor and Lessee hereby agree to extend the term of that certain Parking License Agreement dated as of August 15, 2017 (the "License Agreement") to the date of expiration of the month-to month term hereunder with respect to the Existing Premises and the Suite 208 Expansion Premises, and Lessee shall continue to have a license to use the striped space described in the License Agreement.

7.     DELETION OF LEASE PROVISIONS. Effective immediately, Section 56 of the Original Lease (Expansion Rights), Section 57 to the Original Lease (Option to Extend), Section 7 to the First Amendment (Extension Option) and Section 7 to the Second Amendment (Extension Option) are hereby deleted in their entirety and shall be of no further force or effect.

8.     BROKERS. Lessee represents and warrants to Lessor that it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment and shall indemnify, defend and hold harmless Lessor against any loss, cost, liability or expense incurred by Lessor as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Lessee. The provisions of this section shall not apply to brokers with whom Lessor has an express written broker agreement.

9.     SPECIFIC REPRESENTATIONS BY LESSEE. Lessee represents and warrants to Lessor that, as of the date hereof: (i) to Lessee's knowledge, Lessee is not in breach or default of any of its obligations under the Lease, and no events have occurred which with the passage of time and/or the giving of notice would constitute a breach or default by Lessee under the Lease; (ii) to Lessee's knowledge, Lessor is not in breach or default of any of its obligations under the Lease, and no events have occurred which with the passage of time and/or the giving of notice would constitute a breach or default by Lessor under the Lease; (iii) the Lease is in full force and effect and constitute the only agreements between Lessor and Lessee regarding the leasing of the Premises; (iv) to Lessee's knowledge, Lessee is not entitled to any credits, offsets, concessions or abatements under the Lease, or otherwise against the payment of rent or other charges under the Lease; (v) Lessee is not a party to any bankruptcy or similar proceeding; and (vi) Lessee holds the entire interest of the "Lessee" under the Lease, and has not assigned or sublet any interest therein.

10.   NOTICES.     All notices to Lessor shall be sent in accordance with Section 23 of the Original Lease to the following addresses:

If to Lessor:	WILSON BUNKER HILL, LLC c/o Buchanan Street Partners 3501 Jamboree Road, Suite 4200 Newport Beach, California 92660 Attention: Timothy Ballard

With a copy to:	WILSON BUNKER HILL, LLC c/o Buchanan Street Partners 3501 Jamboree Road, Suite 4200 Newport Beach, California 92660 Attention: Brian Payne

11.   CONTINUING EFFECTIVENESS. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.

12.   COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.

13.   ENTIRE AGREEMENT. This Amendment embodies the entire understanding between Lessor and Lessee with respect to its subject matter and can be changed only by an instrument in writing signed by Lessor and Lessee.

14.  CORPORATE AND PARTNERSHIP AUTHORITY. If Lessee is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment for the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

15.   ATTORNEYS' FEES. The provisions of the Lease respecting attorneys' fees shall apply to this Amendment or, if the Lease does not contain an attorney's fees clause, then if legal action shall be commenced to enforce or declare the effect of any provision of this Amendment or of the Lease, the court as a part of its judgment shall award reasonable attorneys' fees and costs to the prevailing party.

16.   EXECUTION BY BOTH PARTIES. Submission of this instrument for examination or signature by Lessee does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution by and delivery to both Lessor and Lessee, and execution and delivery hereof.

17.   ELECTRONIC SIGNATURES. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile, telecopier or electronic mail transmission as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LESSEE:

INPHI CORPORATION,

A Delaware corporation

By: /s/ John Edmunds

Name: John Edmunds

Its: SVP & CFO

LESSOR:

WILSON BUNKER HILL, LLC,

a Delaware limited liability company

By: Wilson Buchanan Manager, LLC, a

Delaware-limited liability company

Its Manager

By: /s/ Robert J. Doughery

Name: Robert J. Dougherty

Title: Vice President

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